Exhibit 4.1

CONSTELLATION BRANDS, INC.,

as Issuer

and

MANUFACTURERS AND TRADERS TRUST COMPANY,

as Trustee

Supplemental Indenture No. 37

Dated as of May 6, 2026

4.850% Senior Notes due 2031

-i-

SECTION 6.5.	Other Amendments to the Initial Indenture	26

ARTICLE SEVEN [RESERVED]		27

ARTICLE EIGHT SUPPLEMENTAL INDENTURES		27

SECTION 8.1.	Supplemental Indentures and Agreements Without Consent of Holders	27
SECTION 8.2.	Supplemental Indentures and Agreements with Consent of Holders	28

Exhibit A Form of Note

-ii-

SUPPLEMENTAL INDENTURE NO. 37, dated as of May 6, 2026 (this “Supplemental Indenture”), between CONSTELLATION BRANDS, INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”), and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as Trustee (herein called the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company has heretofore delivered to the Trustee an Indenture dated as of April 17, 2012 (the “Initial Indenture” and, together with Supplemental Indenture No. 1, dated as of April 17, 2012, Supplemental Indenture No. 2, dated as of August 14, 2012, Supplemental Indenture No. 3, dated as of May 14, 2013, Supplemental Indenture No. 4, dated as of May 14, 2013, Supplemental Indenture No. 5, dated as of June 7, 2013, Supplemental Indenture No. 6, dated as of May 28, 2014, Supplemental Indenture No. 7, dated as of November 3, 2014, Supplemental Indenture No. 8, dated as of November 3, 2014, Supplemental Indenture No. 9, dated as of December 4, 2015, Supplemental Indenture No. 10, dated as of January 15, 2016, Supplemental Indenture No. 11, dated as of December 6, 2016, Supplemental Indenture No. 12, dated as of May 9, 2017, Supplemental Indenture No. 13, dated as of May 9, 2017, Supplemental Indenture No. 14, dated as of May 9, 2017, Supplemental Indenture No. 15, dated as of November 7, 2017, Supplemental Indenture No. 16, dated as of November 7, 2017, Supplemental Indenture No. 17, dated as of November 7, 2017, Supplemental Indenture No. 18, dated as of February 7, 2018, Supplemental Indenture No. 19, dated as of February 7, 2018, Supplemental Indenture No. 20, dated as of February 7, 2018, Supplemental Indenture No. 21, dated as of October 29, 2018, Supplemental Indenture No. 22, dated as of October 29, 2018, Supplemental Indenture No. 23, dated as of October 29, 2018, Supplemental Indenture No. 24, dated as of October 29, 2018, Supplemental Indenture No. 25, dated as of July 29, 2019, Supplemental Indenture No. 26, dated as of April 27, 2020, Supplemental Indenture No. 27, dated as of April 27, 2020, Supplemental Indenture No. 28, dated as of July 26, 2021, Supplemental Indenture No. 29, dated as of May 9, 2022, Supplemental Indenture No. 30, dated as of May 9, 2022, Supplemental Indenture No. 31, dated as of May 9, 2022, Supplemental Indenture No. 32, dated as of February 2, 2023, Supplemental Indenture No. 33, dated as of May 1, 2023, Supplemental Indenture No. 34, dated as of January 11, 2024, Supplemental Indenture No. 35, dated as of May 1, 2025, Supplemental Indenture No. 36, dated as of October 17, 2025, and this Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of Debt Securities of the Company.

WHEREAS, Sections 2.1 and 2.2 of the Initial Indenture provide for various matters with respect to any series of Debt Securities issued under the Initial Indenture to be established in an indenture supplemental to the Initial Indenture.

WHEREAS, Section 12.1(e) of the Initial Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Initial Indenture to establish the form or terms of Debt Securities of any series as provided by Sections 2.1 and 2.2 of the Initial Indenture.

WHEREAS, all the conditions and requirements necessary to make this Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the series of Debt Securities provided for herein by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE

RELATION TO INDENTURE; DEFINITIONS

SECTION 1.1. Relation to Indenture.

This Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 1.2. Definitions.

For all purposes of this Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(1) Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Initial Indenture;

(2) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture; and

(3) To the extent terms defined herein differ from the Initial Indenture the terms defined herein will govern.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Capital Markets Debt” means any debt securities or debt financing issued pursuant to an indenture, notes purchase agreement or similar financing arrangement (but excluding any credit agreement) whether offered pursuant to a registration statement under the Securities Act or under an exemption from the registration requirements of the Securities Act.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in the equity of such Person, including, without limitation, all common stock and preferred stock.

“Change of Control” means the occurrence of any of the following events: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act),

other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the voting power of the total outstanding Voting Stock of the Company voting as one class, provided that the Permitted Holders “beneficially own” (as so defined) a percentage of Voting Stock having a lesser percentage of the voting power than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company; (ii) the Company consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where the Company’s outstanding Voting Stock is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or where (A) the outstanding Voting Stock of the Company is changed into or exchanged for (x) Voting Stock of the surviving corporation or (y) cash, securities and other property (other than Capital Stock of the surviving corporation) and (B) no “person” or “group” other than Permitted Holders owns immediately after such transaction, directly or indirectly, more than the greater of (1) 35% of the voting power of the total outstanding Voting Stock of the surviving corporation voting as one class and (2) the percentage of such voting power of the surviving corporation held, directly or indirectly, by Permitted Holders immediately after such transaction; or (iii) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions of Article Ten of the Initial Indenture.

“Change of Control Offer” has the meaning set forth in Section 3.2(a).

“Change of Control Purchase Date” has the meaning set forth in Section 3.2(a).

“Change of Control Purchase Notice” has the meaning set forth in Section 3.2(b).

“Change of Control Purchase Price” has the meaning set forth in Section 3.2(a).

“Change of Control Triggering Event” means (1) the ratings of the Notes are downgraded by at least two of the Ratings Agencies during the 60-day period (the “Trigger Period”) commencing on the earlier of (i) the occurrence of a Change of Control or (ii) the first public announcement of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control (which Trigger Period will be extended so long as the ratings of the Notes are under publicly announced consideration for possible downgrade by any of the Ratings Agencies) and (2) the Notes are rated below an Investment Grade Rating by at least two of the Ratings Agencies on any date during the Trigger Period; provided that if the Notes are not rated by three Ratings Agencies during any Trigger Period, the Notes will be deemed to have been downgraded to below an Investment Grade Rating by each Ratings Agency that does not provide a rating of the Notes during the Trigger Period. Notwithstanding the foregoing, a ratings decline by a Rating Agency will not be deemed to have occurred in respect of a particular Change of Control if such Rating Agency making the reduction in rating to which this definition would otherwise apply does not publicly announce or confirm or inform the Trustee in writing at the

Company’s or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, such Change of Control (whether or not the applicable Change of Control has occurred at the time of such decline).

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of this Supplemental Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Company” means Constellation Brands, Inc., a corporation incorporated under the laws of Delaware, until a successor Person shall have become such pursuant to Article Ten of the Initial Indenture, and thereafter “Company” shall mean such successor Person.

“Consolidated Fixed Charge Coverage Ratio” of the Company means, for any period, the ratio of (a) the sum of Consolidated Net Income (Loss), Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Net Income (Loss) in each case, for such period, of the Company and its Subsidiaries on a Consolidated basis, all determined in accordance with GAAP and on a pro forma basis for any acquisition or disposition of a Subsidiary or line of business following the first day of such period and on or prior to the date of determination as if all such acquisitions and dispositions had occurred on the first day of such period to (b) the sum of Consolidated Interest Expense for such period and cash dividends paid on any of the Company’s preferred stock and that of its Subsidiaries during such period; provided that (i) in making such computation, the Consolidated Interest Expense attributable to interest on any Funded Debt shall be computed on a pro forma basis for any incurrence or repayment of Funded Debt (other than Funded Debt under a revolving credit facility) following the first day of the applicable period and on or prior to the date of determination as if such incurrence or repayment had occurred on the first day of such period and Funded Debt (A) bearing a floating interest rate, shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying at the Company’s option, either the fixed or floating rate and (ii) in making such computation, the Consolidated Interest Expense of the Company attributable to interest on any Funded Debt under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Funded Debt during the applicable period.

“Consolidated Income Tax Expense” means for any period, as applied to the Company, the provision for federal, state, local and foreign income taxes of the Company and its Subsidiaries for such period as determined in accordance with GAAP on a Consolidated basis.

“Consolidated Interest Expense” of the Company means, without duplication, for any period, the sum of (a) the interest expense of the Company and its Subsidiaries for such period, on a Consolidated basis, including, without limitation, (i) amortization of debt discount, (ii) the net cost under interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation and (iv) accrued interest, plus (b) (i) the interest component of the Finance Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Subsidiaries during such period and (ii) all capitalized interest of the Company and its Subsidiaries, in each case as determined in accordance with GAAP on a Consolidated basis. Whenever pro forma effect is to be given to an acquisition or disposition of assets for the purpose of calculating the Consolidated Fixed Charge Coverage Ratio, the amount of Consolidated Interest Expense associated with any Funded Debt incurred in connection with such acquisition or disposition of assets shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, as in effect on the date of such calculation.

“Consolidated Net Income (Loss)” of the Company means, for any period, the Consolidated net income (or loss) of the Company and its Subsidiaries for such period as determined in accordance with GAAP on a Consolidated basis, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication: (i) all extraordinary gains or losses (less all fees and expenses relating thereto); (ii) the portion of net income (or loss) of the Company and its Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the Company or one of its Subsidiaries; (iii) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan; (iv) net gains (but not losses) (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business; or (v) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its stockholders. Whenever pro forma effect is to be given to an acquisition or disposition of assets for the purpose of calculating the Consolidated Fixed Charge Coverage Ratio, the amount of income or earnings related to such assets shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, as in effect on the date of such calculation.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities, excluding the current portion of any Funded Debt and any other current liabilities constituting Funded Debt because such Funded Debt is extendible or renewable, and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles, all as set forth on the books and records of the Company and its Consolidated Subsidiaries and computed in accordance with GAAP.

“Consolidated Non-cash Charges” of the Company means, for any period, the aggregate depreciation, amortization and other non-cash charges of the Company and its Subsidiaries for such period, as determined in accordance with GAAP on a Consolidated basis (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

“Consolidation” means, with respect to any Person, the consolidation of the accounts of such Person and each of its Subsidiaries if and to the extent the accounts of such Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term “Consolidated” shall have a similar meaning.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” or “DTC” has the meaning set forth in Section 2.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Event of Default” has the meaning set forth in Section 5.1.

“Finance Lease Obligation” means any obligations of the Company and its Subsidiaries on a Consolidated basis under any finance lease of real or personal property which, in accordance with GAAP, has been recorded as a finance lease obligation.

“Fitch” means Fitch Ratings, Inc., and its successors.

“Funded Debt” means all indebtedness for the repayment of money borrowed, whether or not evidenced by a bond, debenture, note or similar instrument or agreement, having a final maturity of more than 12 months after the date of its creation or having a final maturity of less than 12 months after the date of its creation but by its terms being renewable or extendible beyond 12 months after such date at the option of the borrower. When determining “Funded Debt,” indebtedness will not be included if, on or prior to the final maturity of that indebtedness, the Company has deposited the necessary funds for the payment, redemption or satisfaction of that indebtedness in trust with the proper depositary.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, which are in effect on the Issue Date. At any time after the Issue Date, the Company may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles consistently applied, as in effect at the time of such election, in lieu of GAAP and, from and after any such election, references herein to GAAP shall thereafter be construed to mean IFRS; provided that any such election, once made, shall be irrevocable; provided, further that any calculation or determination under the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. Promptly after the making of any such election, the Company shall deliver an Officer’s Certificate to the Trustee and a notice to the Holders, in each case providing notice of any election made in accordance with this definition.

“Holders” mean the registered holders of the Notes.

“Indenture Obligations” means the obligations of the Company and any other obligor under this Supplemental Indenture or under the Notes to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with this Supplemental Indenture, the Notes and the performance of all other obligations to the Trustee and the Holders under this Supplemental Indenture and the Notes, according to the terms hereof or thereof.

“Insolvency or Liquidation Proceeding” means, with respect to any Person, any liquidation, dissolution or winding-up of such Person, or any bankruptcy, reorganization,

insolvency, receivership or similar proceeding with respect to such Person, whether voluntary or involuntary.

“Interest Payment Date” has the meaning set forth in Section 2.3.

“Investments” means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Grade Rating” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P), a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) or the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company, as applicable.

“Issue Date” means the original issue date of the initial Notes issued under this Supplemental Indenture.

“Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

“Maturity” when used with respect to any Note means the date on which the principal of such Note becomes due and payable as therein provided or as provided in this Supplemental Indenture, whether at Stated Maturity or the redemption date and whether by declaration of acceleration, Change of Control, call for redemption or otherwise.

“Moody’s” means Moody’s Investors Service, Inc., and its successors. “Notes” has the meaning specified in Section 2.1.

“Obligations” means any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Funded Debt.

“Permitted Holders” means (a) the descendants of Marilyn Sands (whether by blood or adoption), her descendants’ spouses, her siblings, the descendants of her siblings (whether by blood or adoption), or the estate of any of the foregoing Persons, or The Sands Family Foundation, Inc., (b) trusts which are for the benefit of any combination of the Persons described in clause (a), or any trust for the benefit of any such trust, or (c) partnerships, limited liability companies or any other entities which are controlled by any combination of the Persons described in clause (a), the estate of any such Persons, a trust referred to in the foregoing clause (b) or an entity that satisfies the conditions of this clause (c).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, any other company or entity or government or any agency or political subdivision thereof.

“Post-Petition Interest” means, with respect to any indebtedness of any Person, all interest accrued or accruing on such indebtedness after the commencement of any Insolvency or Liquidation Proceeding against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Principal Property” means, as of any date, any building, structure or other facility, together with the land upon which it is erected and any fixtures which are a part of the building, structure or other facility, used primarily for manufacturing, processing or production, in each case located in the United States of America, and owned or leased or to be owned or leased by the Company or any of its Subsidiaries, and in each case the net book value of which as of that date exceeds 2% of the Company’s Consolidated Net Tangible Assets as shown on the consolidated balance sheet contained in the Company’s latest filing with the Commission, other than any such land, building, structure or other facility or portion thereof which is a pollution control facility, or which, in the opinion of the Board of Directors, is not of material importance to the total business conducted by the Company and its Subsidiaries, considered as one enterprise.

“Property” means any asset, revenue or any other property, whether tangible or intangible, real or personal, including, without limitation, any right to receive income.

“Rating Agency” means S&P, Moody’s and Fitch or, if S&P, Moody’s or Fitch or any or all of them shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P, Moody’s or Fitch or any or all of them, as the case may be.

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of the S&P Global, Inc., and any successors thereto.

“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which the Company or a Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Revolving Credit Facility” means that certain Eleventh Amended and Restated Credit Agreement, dated as of April 28, 2025, by and among the Company, CB International Finance S.à r.l., Bank of America, N.A., as administrative agent, the lenders party thereto and the other parties thereto, and as further amended, restated, modified, supplemented, substituted, replaced, renewed or refinanced from time to time, including any agreement or agreements extending the maturity of, or refinancing all or any portion of the indebtedness under, such agreement, and any successor or replacement agreement or agreements with the same or any other borrowers, agents, creditors, lenders or group of creditors or lenders.

“Stated Maturity” when used with respect to any indebtedness or any installment of interest thereon, means the dates specified in such indebtedness as the fixed date on which the principal of such indebtedness or such installment of interest is due and payable.

“subsidiary” means with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly or indirectly, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent; provided, however, that no securities or other ownership interests, including any warrants and convertible debt, shall be included that do not carry the present right to vote for the election of directors or other governing body.

“Subsidiary” means any subsidiary of the Company.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to April 6, 2031 (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to April 6, 2031, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, April 6, 2031. If there is no United States Treasury security maturing on April 6, 2031 but there are two or more United States Treasury securities with a maturity date equally distant from April 6, 2031 one with a maturity date preceding April 6, 2031 and one with a maturity date following April 6, 2031, the Company shall select the United States Treasury security with a maturity date preceding April 6, 2031. If there are two or more United States Treasury securities maturing on April 6, 2031 or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of the principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“United States Government Obligations” means direct non-callable obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

ARTICLE TWO

THE SERIES OF DEBT SECURITIES

SECTION 2.1. Title of the Debt Securities.

There shall be a series of Debt Securities designated the “4.850% Senior Notes due 2031” (the “Notes”).

SECTION 2.2. Limitation on Aggregate Principal Amount.

The aggregate principal amount of the Notes shall not be limited. The Company shall not execute and the Trustee shall not authenticate or deliver Notes except as permitted by the terms of the Indenture.

SECTION 2.3. Interest and Interest Rates; Maturity Date of Notes.

The Notes will mature on May 6, 2031 and will be unsecured senior obligations of the Company. Each Note will bear interest at the rate of 4.850% per annum from May 6, 2026 or from the most recent interest payment date to which interest has been paid or duly provided for, payable semi-annually on May 6 and November 6 of each year (each an “Interest Payment Date”), commencing November 6, 2026, until the principal thereof is paid or duly provided for, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on April 21 or October 22, as applicable, next preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest so payable on any Note which is not punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the Person in whose name such Note is registered on the relevant regular record date, and such defaulted interest shall instead be payable to the Person in whose name such Note is registered on the special record date or other specified date determined in accordance with the Indenture.

If any Interest Payment Date or Stated Maturity falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Stated Maturity, as the case may be.

SECTION 2.4. Optional Redemption.

Prior to April 6, 2031 (one month prior to the maturity date of the Notes) (the “Par Call Date”), the Company may redeem the Notes at the Company’s option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

(a) (i) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (ii) interest accrued to the date of redemption, and

(b) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption shall be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed. Any redemption or notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering, other offering, issuance of indebtedness or other transaction or event.

In the case of a partial redemption, selection of the Notes for redemption shall be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note shall state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note shall be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by The Depository Trust Company (the “Depositary” or “DTC”) (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the Notes or portions thereof called for redemption.

The provisions of Sections 5.2, 5.3 and 5.6 of the Initial Indenture shall be applicable to any optional redemption of the Notes, except to the extent that the terms of such provisions conflict with this Section 2.4. With respect to the Notes (but not with respect to any other series of Debt Securities), to the extent inconsistent with the provisions contained in the Initial Indenture, the provisions set forth in this Section 2.4 of this Supplemental Indenture shall govern.

SECTION 2.5. No Sinking Fund.

The Notes are not entitled to the benefit of any sinking fund.

SECTION 2.6. Method of Payment.

Settlement for the Notes will be made in same day funds. All payments of principal and interest will be made by the Company in same day funds. The Notes will trade in the Same-Day Funds Settlement System of DTC until Maturity, and secondary market trading activity for the Notes will therefore settle in same day funds.

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in the United States of America maintained for such purposes (which initially will be the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register.

SECTION 2.7. Currency.

Principal and interest on the Notes shall be payable in United States Dollars or in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

SECTION 2.8. Registered Securities; Global Form.

The Notes shall be issuable only in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. The depository for the Notes shall be DTC. The Notes shall not be issuable in definitive form.

SECTION 2.9. Form of Notes.

The Notes shall be substantially in the form attached as Exhibit A hereto.

ARTICLE THREE

COVENANTS

The following covenants shall apply to the Notes (but not with respect to any other series of Debt Securities), and are in addition to the covenants set forth in Article Four of the Initial Indenture. With respect to the Notes (but not with respect to any other series of Debt Securities), to the extent inconsistent with the covenants contained in Article Four of the Initial Indenture the covenants set forth in this Supplemental Indenture shall govern.

SECTION 3.1. Limitation on Liens.

So long as any of the Notes remain Outstanding, the Company will not, and will not permit any Subsidiary to, issue, assume or guarantee any Funded Debt that is secured by a mortgage, pledge, security interest or other Lien or encumbrance upon or with respect to any Principal Property or on the Capital Stock of any Subsidiary that owns a Principal Property unless:

(a) the Company secures the Notes equally and ratably with (or prior to) any and all Funded Debt secured by that Lien, or

(b) in the case of Funded Debt other than Capital Markets Debt, immediately after giving effect to the granting of any such Lien and the incurrence of any Funded Debt in connection therewith, the Company’s Consolidated Fixed Charge Coverage Ratio would be greater than 2.0 to 1.0;

provided, however, that nothing contained in the foregoing shall prevent, restrict or apply to the following:

(i) Liens existing as of the Issue Date (excluding Liens securing the Senior Revolving Credit Facility) on any Property or assets owned or leased by the Company or any Subsidiary;

(ii) [reserved];

(iii) Liens on Property or assets of, or any shares of stock securing Funded Debt of, any corporation or other Person existing at the time such corporation or other Person becomes a Subsidiary;

(iv) Liens on Property, assets or shares of stock securing Funded Debt existing at the time of an acquisition, including an acquisition through merger or consolidation, and Liens to secure Funded Debt incurred prior to, at the time of or within 180 days after the later of the completion of the acquisition, or the completion of the construction and commencement of the operation of any such Property, for the purpose of financing all or any part of the purchase price or construction cost of that Property;

(v) Liens on any Property or assets to secure all or any portion of the cost of development, operation, construction, alteration, repair or improvement of all or any part of such Property or assets, or to secure Funded Debt incurred prior to, at the time of or within 180 days after the completion of such development, operation, construction, alteration, repair or improvement for the purpose of financing all or any part of such costs;

(vi) Liens in favor of, or which secure Funded Debt owing to, the Company or a Subsidiary;

(vii) Liens arising from the assignment of moneys due and to become due under contracts between the Company or any Subsidiary and the United States of America, any State, Commonwealth, Territory or possession thereof or any agency, department, instrumentality or political subdivision of any thereof; or Liens in favor of the United States of America, any State, Commonwealth, Territory or possession thereof or any agency, department, instrumentality or political subdivision of any thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute, or pursuant to the provisions of any contract not directly or indirectly in connection with securing any Funded Debt;

(viii) Liens arising by reason of any attachment, judgment, decree or order of any court or other governmental authority, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been initiated for review of such attachment, judgment, decree or order shall not have been finally terminated or so long as the period within which such proceedings may be initiated shall not have expired;

(ix) any deposit or pledge as security for the performance of any bid, tender, contract, lease or undertaking not directly or indirectly in connection with the securing of any Funded Debt; any deposit or pledge with any governmental agency required or permitted to qualify the Company or any Subsidiary to conduct business, to maintain self-insurance or to obtain the benefits of any law pertaining to worker’s compensation, unemployment insurance, pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings; deposits or pledges to obtain the release of mechanics’ worker’s, repairmen’s, materialmen’s or warehousemen’s liens on the release of property in the possession of a common carrier; any security interest created in connection with the sale, discount or guarantee of notes, chattel mortgages, leases, accounts receivable, trade acceptances or other paper, or contingent repurchase obligations, arising out of sales of merchandise in the ordinary course of business; liens for taxes not yet due and payable or being contested in good faith; any deposit or pledge in connection with appeal or surety bonds; or other deposits or pledges similar to those referred to in this clause (ix);

(x) Liens created after the Issue Date on Property leased to or purchased by the Company or any Subsidiary after that date and securing, directly or indirectly, obligations issued by a State, a Territory or a possession of the United States of America, or any political subdivision of any of the foregoing, or the District of Columbia, to finance the cost of acquisition or cost of construction of such Property;

(xi) Liens arising from surveys exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(xii) Liens arising by operation of law in favor of mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(xiii) Liens arising from zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased Property, with or without consent of the lessee), none of which materially impairs the use of any parcel of Property material to the operation of the business of the Company or any Subsidiary or the value of such Property for the purpose of such business; or

(xiv) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any Lien referred to in subparagraphs (i) through (xiii) above or the Funded Debt secured thereby; provided, that (1) such extension, renewal, substitution or replacement Lien shall be limited to all or any part of the same Property or assets or shares of stock that secured the Lien extended, renewed, substituted or replaced (plus improvements on such Property and any other Property or assets not then constituting a Principal Property) and (2) the Funded Debt secured by such Lien at such time is not increased.

SECTION 3.2. Purchase of Notes upon a Change of Control Triggering Event.

(a) If a Change of Control Triggering Event shall occur at any time, then each Holder of Notes shall have the right to require that the Company purchase such Holder’s Notes in whole or in part (equal to $2,000 or an integral multiple of $1,000 in excess thereof), at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Purchase Date”), pursuant to the offer described in subsection (b) of this Section (the “Change of Control Offer”) and in accordance with the procedures set forth in subsections (b), (c), (d) and (e) of this Section 3.2.

(b) Within 30 days following any Change of Control Triggering Event, the Company shall (i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States of America; and (ii) notify the Trustee thereof and give written notice (a “Change of Control Purchase Notice”) of such Change of Control to each Holder by first-class mail, postage prepaid, at its address appearing in the Security Register stating or including:

(1) that a Change of Control Triggering Event has occurred, the date of such event, and that such Holder has the right to require the Company to repurchase such Holder’s Notes at the Change of Control Purchase Price;

(2) the circumstances and relevant facts regarding such Change of Control Triggering Event (including information with respect to the Company’s pro forma consolidated historical income, cash flow and capitalization after giving effect to such Change of Control Triggering Event);

(3) that the Change of Control Offer is being made pursuant to this Section 3.2 and that all Notes properly tendered pursuant to the Change of Control Offer will be accepted for payment at the Change of Control Purchase Price;

(4) the Change of Control Purchase Date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act;

(5) the Change of Control Purchase Price;

(6) the names and addresses of the Paying Agent and the offices or agencies referred to in Section 4.2 of the Initial Indenture;

(7) that Notes must be surrendered on or prior to the Change of Control Purchase Date to the Paying Agent at the office of the Paying Agent or to an office or agency referred to in Section 4.2 of the Initial Indenture to collect payment;

(8) that the Change of Control Purchase Price for any Note which has been properly tendered and not withdrawn will be paid promptly following the Change of Control Offer Purchase Date;

(9) the procedures for withdrawing a tender of Notes;

(10) that any Note not tendered will continue to accrue interest; and

(11) that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date.

(c) Upon receipt by the Company of the proper tender of Notes, the Holder of the Note in respect of which such proper tender was made shall (unless the tender of such Note is properly withdrawn) thereafter be entitled to receive solely the Change of Control Purchase Price with respect to such Note. Upon surrender of any such Note for purchase in accordance with the foregoing provisions, such Note shall be paid by the Company at the Change of Control Purchase Price; provided, however, that installments of interest whose Stated Maturity is on or prior to the Change of Control Purchase Date shall be payable to the Holders of such Notes registered as such on the relevant record dates according to the terms and the provisions of Section 2.3. If any Note tendered for purchase shall not be so paid upon surrender thereof, the principal thereof (and premium, if any, thereon) shall, until paid, bear interest from the Change of Control Purchase Date at the rate borne by such Note. Holders electing to have Notes purchased will be required to surrender such Notes to the Paying Agent at the address specified in the Change of Control Purchase Notice at least two Business Days prior to the Change of Control Purchase Date. Any Note that is to be purchased only in part shall be surrendered to a Paying Agent at the office of such Paying Agent (with, if the note registrar designated pursuant to Section 4.2 of the Initial Indenture or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the note registrar or the Trustee, as the case may be, duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, one or more new Notes of any authorized denomination as requested by such Holder in an aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered that is not purchased.

(d) The Company shall (i) not later than the Change of Control Purchase Date, accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) not later than 11:00 a.m. (New York time) on the Change of Control Purchase Date, deposit with the Paying Agent an amount of cash sufficient to pay the aggregate Change of Control Purchase Price of all the Notes or portions thereof which are to be purchased as of the Change of Control Purchase Date and (iii) not later than the Change of Control Purchase Date, deliver to the Paying Agent an Officers’ Certificate stating the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the Change of Control Purchase Price of the Notes purchased from each such Holder, and the Company shall execute and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted shall be promptly mailed or delivered by the Paying Agent at the Company’s expense to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer on the Change of Control Purchase Date. For purposes of this Section 3.2, the Company shall choose a Paying Agent which shall not be the Company.

(e) Tendered Notes may be withdrawn before or after delivery by the Holder to the Paying Agent at the office of the Paying Agent of the Note to which such Change of Control Purchase Notice relates, by means of a written notice of withdrawal delivered by the Holder to the Paying Agent at the office of the Paying Agent or to the office or agency referred to in Section 4.2 of the Initial Indenture to which the related Change of Control Purchase Notice was delivered not later than three Business Days prior to the Change of Control Purchase Date specifying, as applicable:

(1) the name of the Holder;

(2) the certificate number of the Note in respect of which such notice of withdrawal is being submitted;

(3) the principal amount of the Note (which shall be $2,000 or an integral multiple of $1,000 in excess thereof) delivered for purchase by the Holder as to which such notice of withdrawal is being submitted; and

(4) the principal amount, if any, of such Note (which shall be $2,000 or an integral multiple of $1,000 in excess thereof) that remains subject to the original Change of Control Purchase Notice and that has been or will be delivered for purchase by the Company.

(f) Subject to applicable escheat laws, as provided in the Notes, the Trustee and the Paying Agent shall return to the Company any cash that remains unclaimed, together with interest or dividends, if any, thereon, held by them for the payment of the Change of Control Purchase Price; provided, however, that, (x) to the extent that the aggregate amount of cash deposited by the Company pursuant to clause (ii) of paragraph (d) above exceeds the aggregate Change of Control Purchase Price of the Notes or portions thereof to be purchased, then the Trustee shall hold such excess for the Company and (y) unless otherwise directed by the Company in writing, promptly after the Business Day following the Change of Control Purchase Date the Trustee shall return any such excess to the Company together with interest, if any, thereon.

(g) Notwithstanding the foregoing, the Company shall not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 3.2 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(h) The Company shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture or the Notes, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture or the Notes as a result thereof.

SECTION 3.3. Limitation on Sale and Leaseback Transactions.

So long as any of the Notes remain Outstanding, neither the Company nor any Subsidiary shall enter into any arrangement with any Person (other than the Company or any Subsidiary) whereby the Company or a Subsidiary agrees to lease any Principal Property (except for leases for a term of not more than three years) which has been or is to be sold or transferred more than 120 days after the later of (i) such Principal Property having been acquired by the Company or a Subsidiary and (ii) completion of construction and commencement of full operation thereof, by the Company or a Subsidiary to that Person unless (a) the net proceeds to the Company or a Subsidiary from the sale or transfer equal or exceed the fair value, as determined by the Board of Directors, of the Principal Property so leased, (b) immediately after giving effect to such Sale and Leaseback Transaction, the Company’s Consolidated Fixed Charge Coverage Ratio would be greater than 2.0 to 1.0, or (c) the Company, within 120 days after the effective date of the Sale and Leaseback Transaction, applies an amount equal to the fair value as determined by the Company’s Board of Directors of the Principal Property so leased to (x) the pre-payment or retirement of the Company’s Funded Debt, which may include the Notes or (y) the acquisition of additional real property for the Company or any Subsidiary. A Sale and Leaseback Transaction shall not include any such arrangement for financing air, water or noise pollution control facilities or sewage or solid waste disposal facilities or involving industrial development bonds which are tax-exempt pursuant to Section 103 of the Code (or which receive similar tax treatment under any subsequent amendments thereto or successor laws thereof).

SECTION 3.4. [Reserved].

SECTION 3.5. Waiver of Certain Covenants.

The Company may omit in a particular instance to comply with any covenant or condition set forth in Sections 3.1 through 3.4, if, before or after the time for such compliance, the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding shall, by act of such Holders, waive such compliance in such instance with such covenant or condition, except as provided in Section 8.2, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such covenant or condition shall remain in full force and effect.

ARTICLE FOUR

DEFEASANCE

The following provisions of this Article Four shall apply to the Notes (but not with respect to any other series of Debt Securities).

SECTION 4.1. Legal Defeasance.

The Company will be deemed to have paid and the Company will be discharged from any and all obligations in respect of the Notes on the 91st day after the date of the deposit referred to in clause (a) of this Section 4.1, and the provisions of this Supplemental Indenture will no longer be in effect with respect to the Notes, and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same if:

(a) the Company has irrevocably deposited or caused to be irrevocably deposited with the Trustee and conveyed all right, title and interest to the Trustee for the benefit of the Holders of Notes, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee as trust funds in trust, specifically pledged to the Trustee for the benefit of such Holders as security for payment of the principal of and interest, if any, on the Notes, and dedicated solely to, the benefit of such Holders, in and to (1) money in an amount, (2) United States Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide, not later than one day before the due date of any payment referred to in this clause (a), money in an amount or (3) a combination thereof in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, without consideration of the reinvestment of such interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, the principal of and interest on the Outstanding Notes on the Stated Maturity of such principal or interest; provided, that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such United States Government Obligations to the payment of such principal and interest with respect to the Notes;

(b) the Company has delivered to the Trustee either (x) an Opinion of Counsel to the effect that Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of its option under this Section 4.1 and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised, which Opinion of Counsel shall be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Issue Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel;

(c) immediately after giving effect to such deposit, on a pro forma basis, no Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit or, insofar as Sections 5.1(f) and 5.1(g) are concerned, at any time during the period ending on the 91st day after such date of such deposit; and

(d) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance contemplated by this Section 4.1 have been complied with.

Notwithstanding the foregoing paragraph, the Company’s obligations in Sections 2.4, 2.6, 2.8, 2.9, 2.10, 2.12, 2.13, 4.1, 4.2, 11.2 (as amended hereby) and 11.6 of the Initial Indenture and Sections 4.4, 4.5 and 5.1 hereof shall survive until the Notes are no longer Outstanding. Thereafter, the Company’s obligations in Sections 4.4 and 4.5 hereof shall survive and Section 11.2 (as amended hereby) of the Initial Indenture shall survive.

After any such irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company’s obligations under the Notes and the Indenture with respect to the Notes except for those surviving obligations in the immediately preceding paragraph.

SECTION 4.2. Defeasance of Certain Obligations.

The Company may omit to comply with any term, provision or condition set forth in Sections 3.1, 3.2, 3.3 and 3.4 hereof and a breach with respect to Sections 3.1, 3.2, 3.3 or 3.4 shall be deemed not to be an Event of Default, in each case with respect to the Outstanding Notes if:

(a) with reference to this Section 4.2, the Company has irrevocably deposited or caused to be irrevocably deposited with the Trustee (or another trustee satisfying the requirements of the Initial Indenture) and conveyed all right, title and interest to the Trustee for the benefit of the Holders of Notes, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee as trust funds in trust, specifically pledged to the Trustee for the benefit of such Holders as security for payment of the principal of and interest, if any, on the Notes, and dedicated solely to, the benefit of such Holders, in and to (A) money in an amount, (B) United States Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide, not later than one day before the due date of any payment referred to in this clause (a), money in an amount or (C) a combination thereof in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, without consideration of the reinvestment of such interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, the principal of and interest on the Outstanding Notes on the Stated Maturity of such principal or interest; provided, that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such United States Government Obligations to the payment of such principal and interest with respect to the Notes;

(b) the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance of such covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(c) immediately after giving effect to such deposit on a pro forma basis, no Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit or, insofar as Sections 5.1(f) and 5.1(g) are concerned, at any time during the period ending on the 91st day after such date of such deposit;

(d) if the Notes are then listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge; and

(e) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance contemplated by this Section 4.2, have been complied with.

SECTION 4.3. Application of Trust Money.

Subject to Section 4.5, the Trustee or Paying Agent shall hold in trust money or United States Government Obligations deposited with it pursuant to Section 4.1 or 4.2, as the case may be, and shall apply the deposited money and the proceeds from United States Government Obligations in accordance with the Notes and this Supplemental Indenture to the payment of principal of and interest on the Notes; but such money need not be segregated from other funds except to the extent required by law.

SECTION 4.4. Repayment to Company.

Subject to Sections 4.1 or 4.2, the Trustee and the Paying Agent shall promptly pay to the Company upon request set forth in an Officers’ Certificate any excess money held by them at any time and thereupon shall be relieved from all liability with respect to such money. The Trustee and the Paying Agent shall pay to the Company upon request any money held by them with respect to the Notes for the payment of principal or interest that remains unclaimed for two years; provided, that the Trustee or Paying Agent before being required to make any payment may cause to be published at the expense of the Company once in a newspaper of general circulation in the City of New York or mail to each Holder of Notes entitled to such money at such Holder’s address notice that such money remains unclaimed and that after a date specified therein (which shall be at least 30 days from the date of such publication or mailing) any unclaimed balance of such money then remaining will be repaid to the Company. After payment to the Company, Holders of Notes entitled to such money must look to the Company for payment as general creditors unless an applicable law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

SECTION 4.5. Reinstatement.

If the Trustee or Paying Agent is unable to apply any money or United States Government Obligations in accordance with Section 4.1 or 4.2, as the case may be, by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under the Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 4.1 or 4.2, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money or United States Government Obligations in accordance with Section 4.1 or 4.2, as the case may be; provided, that, if the Company has made any payment of principal of or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of Notes to receive such payment from the money or United States Government Obligations held by the Trustee or Paying Agent.

ARTICLE FIVE

REMEDIES

The following provisions of this Article Five shall apply to the Notes (but not with respect to any other series of Debt Securities) and shall replace in its entirety Section 7.1 of the Initial Indenture.

SECTION 5.1. Events of Default.

Whenever used herein or in the Initial Indenture, an “Event of Default” means any one of the following events:

(a) there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional redemption or otherwise);

(b) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

(c) there shall be a default in the performance, or breach, of any other covenant or agreement of the Company contained in the Notes or in the Indenture, and continuance of such default or breach for a period of at least 90 days after the date on which written notice specifying such default or breach and requiring the Company to remedy the same and stating that such notice is a “Notice of Default” hereunder shall have been given to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the then Outstanding Notes; provided that, notwithstanding the foregoing, in no event shall an Event of Default with respect to any failure by the Company to comply with Section 4.5 of the Initial Indenture or any failure by the Company to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act be deemed to have occurred unless (x) the report, document, or other information required pursuant to such sections is past due under the Initial Indenture by at least 180 days and (y) such failure to comply has not been cured or waived prior to the 90th day after written notice to the Company by the Trustee or to the Company and the Trustee from the Holders of not less than 25% of the aggregate principal amount of the then Outstanding Notes;

(d) the failure by the Company to make any payment, on or before the end of the applicable grace period, after the maturity of any indebtedness of the Company with an aggregate principal amount then outstanding in excess of $200.0 million or the acceleration of indebtedness of the Company with an aggregate principal amount then outstanding in excess of $200.0 million as a result of a default with respect to such indebtedness, and such indebtedness, in either case, is not discharged or such acceleration shall not have been cured, waived, rescinded or annulled within a period of 30 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes, a written notice specifying such failure to pay or acceleration and requiring the Company to cause such acceleration to be cured, waived, rescinded or annulled or to cause such indebtedness to be discharged and stating that such notice is a “Notice of Default” hereunder;

(e) [reserved];

(f) there shall have been the entry by a court of competent jurisdiction of (i) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Bankruptcy Law or (ii) a decree or order adjudging the

Company bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of their respective Properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

(g) (i) the Company commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (ii) the Company consents to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (iii) the Company files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law or (iv) the Company (1) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its Properties, or (2) makes an assignment for the benefit of creditors.

The Company shall deliver to the Trustee within five days after the occurrence thereof, written notice, in the form of an Officers’ Certificate, of any Default, its status and what action the Company is taking or proposes to take with respect thereto.

SECTION 5.2. Acceleration of Maturity; Rescission and Annulment.

If an Event of Default shall occur and be continuing (other than an Event of Default pursuant to Section 5.1(f) or 5.1(g) with respect to the Company), the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding may, and the Trustee at the request of the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding shall, declare all unpaid principal of, premium, if any, and accrued interest on all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders of the Notes). If an Event of Default pursuant to Section 5.1(f) or (g) shall occur and be continuing, all unpaid principal of, premium, if any, and accrued interest on all the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or any Holder. Thereupon such principal shall become immediately due and payable, and the Trustee may, at its discretion, proceed to protect and enforce the rights of the Holders of Notes by appropriate judicial proceeding.

At any time after such acceleration has occurred but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Notes Outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

(a) the Company has paid or deposited with the Trustee a sum sufficient to pay

(i) all sums paid or advanced by the Trustee under Section 11.2 (as amended hereby) of the Initial Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel,

(ii) to the extent payment of such interest is lawful, if interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, and

(iii) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes;

(b) all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 7.5 of the Initial Indenture; and

(c) the rescission will not conflict with any judgment or decree.

No such rescission shall affect any subsequent Default or impair any right consequent thereon.

ARTICLE SIX

MISCELLANEOUS PROVISIONS

SECTION 6.1. Ratification of Indenture.

Except as expressly modified or amended hereby with respect to the Notes, the Initial Indenture continues in full force and effect and is in all respects confirmed and preserved.

SECTION 6.2. Governing Law.

This Supplemental Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act and shall, to the extent applicable, be governed by such provisions.

SECTION 6.3. Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 6.4. Exclusive Jurisdiction.

With respect to the Notes (but not with respect to any other series of Debt Securities), the parties hereby (i) irrevocably submit to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan, the city of New York, (ii) waive any objection to laying of venue in any such action or proceeding in such courts, and (iii) waive any objection that such courts are an inconvenient forum or do not have jurisdiction over any party.

SECTION 6.5. Other Amendments to the Initial Indenture.

The following provisions of this Section 6.5 shall apply to the Notes (but not with respect to any other series of Debt Securities):

(a) A new Section 11.1(d)(xiii) of the Initial Indenture shall be inserted immediately following Section 11.1(d)(xii) of the Initial Indenture as follows:

“the permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty and, with respect to such permissive rights, the Trustee shall not be answerable for other than its negligence or willful misconduct.”

(b) Section 11.1(d)(xi) of the Initial Indenture is hereby deleted and replaced in its entirety with the following:

“in no event shall the Trustee be responsible or liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action; and”

(c) The first paragraph of Section 11.2 of the Initial Indenture is hereby deleted and replaced in its entirety with the following:

“The Company covenants and agrees to pay to the Trustee from time to time, and the Trustee shall be entitled to reasonable compensation (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) for services rendered by it in the execution of the trusts hereby created, and shall also be entitled to payment of reasonable expenses and disbursements actually made or incurred hereunder, including the reasonable fees and expenses of counsel, accountants and of all persons not regularly in its employ, and all taxes which may have been assessed against the Trustee as such or any funds on deposit with the Trustee. Each of the Company and the Guarantors, jointly and severally, also agrees to defend, release and indemnify each of the Trustee, any predecessor Trustee and each of their respective directors, officers, employees and agents (collectively, the “Indemnified Parties”) for, and hold each such Indemnified Party harmless against, any and all losses, liabilities, claims, suits or proceeding at law or in equity, damages, and any other expenses, fees or charges of any character or nature, (including, without limitation, reasonable attorney’s fees and expenses) incurred, arising out of or in connection with the acceptance or administration of this trust or performance of the Indemnified Parties’ duties hereunder, including the costs and expenses of defending such Indemnified Party against any claim of liability in the premises and the costs and expenses of enforcing this Section 11.2, except to the extent the same shall have been finally adjudicated by a court of competent jurisdiction to have been directly caused by the Trustee’s or the predecessor Trustee’s negligence or willful misconduct. If any property other than cash shall at any time be subject to a lien in favor of the holders of Debt Securities, the Trustee, if and to the extent authorized by a receivership or bankruptcy court of competent jurisdiction or by the supplemental instrument subjecting such property to such lien, shall be entitled to make advances for the purpose of preserving such property or of discharging tax liens or other prior liens or encumbrances thereon. The obligations of the Company under this Section 11.2 to compensate the Trustee and to indemnify, pay or reimburse any Indemnified Party for expenses, disbursements and advances shall constitute additional indebtedness hereunder and shall survive the resignation or removal of the Trustee, the termination of this Indenture, and the satisfaction and discharge or any other termination pursuant to any Bankruptcy Law hereof. Such additional indebtedness shall be secured by a lien prior to that of the Debt Securities of all series with respect to which the Trustee acts as Trustee upon all property and funds held or collected by the Trustee as such, except funds held in trust for the benefit of the holders of particular Debt Securities.”

ARTICLE SEVEN

[RESERVED]

ARTICLE EIGHT

SUPPLEMENTAL INDENTURES

The following provisions of this Article Eight shall apply to the Notes (but not with respect to any other series of Debt Securities) and shall replace in their entirety Sections 12.1 and 12.2 of the Initial Indenture. To the extent this Article Eight is inconsistent with or conflicts with any provisions of Article Twelve in the Initial Indenture, the provisions of this Article Eight shall govern.

SECTION 8.1. Supplemental Indentures and Agreements Without Consent of Holders.

Without the consent of any Holders, the Company, when authorized by a Certified Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form and substance satisfactory to the Trustee, for any of the following purposes:

(a) to evidence the succession of another Person to the Company or any other obligor upon the Notes, and the assumption by any such successor of the covenants of the Company or obligor herein and in the Notes pursuant to Article Ten of the Initial Indenture;

(b) to add to the covenants of the Company or any other obligor upon the Notes for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company or any other obligor upon the Notes, as applicable, herein, in the Notes;

(c) to cure any ambiguity, to cure or correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, in the Notes, or to make any change to any other provisions of this Supplemental Indenture, the Indenture or the Notes to the extent such change shall not adversely affect the interests of the Holders in any material respect;

(d) to comply with the requirements of the Commission in order to effect or maintain the qualification of this Supplemental Indenture and the Initial Indenture under the Trust Indenture Act, as contemplated by Section 12.4 of the Initial Indenture or otherwise;

(e) to evidence and provide the acceptance of the appointment of a successor trustee hereunder;

(f) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders as security for the payment and performance of the Indenture Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to this Supplemental Indenture, the Initial Indenture or otherwise;

(g) to add a Guarantor in accordance with the terms of the Indenture; or

(h) to add to or change any of the provisions of this Indenture as contemplated in Section 11.7(b) of the Initial Indenture;

and the Company hereby covenants that it will fully perform all the requirements of any such supplemental indenture which may be in effect from time to time. Nothing in this Section 8.1 shall affect or limit the right or obligation of the Company to execute and deliver to the Trustee any instrument of further assurance or other instrument which elsewhere in the Indenture it is provided shall be delivered to the Trustee.

The Trustee shall join with the Company in the execution of any such supplemental indenture, make any further appropriate agreements and stipulations which may be therein contained and accept the conveyance, transfer, assignment, mortgage or pledge of any Property thereunder, but the Trustee shall not be obligated to enter into any such supplemental indenture which adversely affects the Trustee’s own rights, duties or immunities under this Supplemental Indenture or otherwise.

Any supplemental indenture authorized by the provisions of this Section 8.1 may be executed by the Company and the Trustee without the consent of the Holders of any of the Notes at the time Outstanding, notwithstanding any of the provisions of Section 8.2. The Trustee may rely on an Opinion of Counsel as conclusive evidence that the execution of any amendment or supplemental indenture has been effected in compliance with this Section 8.1.

SECTION 8.2. Supplemental Indentures and Agreements with Consent of Holders.

With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes, by act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Certified Resolution, and the Trustee, may enter into an indenture or indentures supplemental hereto in form and substance satisfactory to the Trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Supplemental Indenture or the Initial Indenture or of modifying in any manner the rights of the Holders under this Supplemental Indenture, the Initial Indenture or the Notes; provided, however, that no such supplemental indenture, agreement or instrument shall, without the consent of the Holder of each Outstanding Note affected thereby:

(a) extend the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date thereof);

(b) following the occurrence of a Change of Control Triggering Event, amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control Triggering Event in accordance with Section 3.2, including amending, changing or modifying any definitions with respect thereto;

(c) reduce the percentage in principal amount of the Outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with certain provisions of this Supplemental Indenture or the Initial Indenture or certain defaults hereunder and their consequences provided for in this Supplemental Indenture or the Initial Indenture;

(d) modify any of the provisions of this Section 8.2, Section 3.5 of this Supplemental Indenture, or Section 7.5 of the Initial Indenture, except to increase any such percentage or to provide that certain other provisions of this Supplemental Indenture or the Initial Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby;

(e) except as otherwise permitted under Article Ten of the Initial Indenture, consent to the assignment or transfer by the Company of any of its rights and obligations under this Supplemental Indenture or the Initial Indenture; or

(f) change the currency of payment of principal, premium (if any) or interest on the Notes.

Upon the written request of the Company accompanied by a copy of a Certified Resolution authorizing the execution of any such supplemental indenture, and upon the filing with the Trustee of evidence of the consent of Holders as aforesaid, the Trustee shall join with the Company in the execution of such supplemental indenture.

It shall not be necessary for any act of Holders under this Section 8.2 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such act shall approve the substance thereof.

[Remainder of Page Intentionally Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

CONSTELLATION BRANDS, INC.

By:	/s/ Michael Reitz
Name: Michael Reitz
Title: Vice President, Treasurer

Signature Page – Supplemental Indenture—No. 37

MANUFACTURERS AND TRADERS TRUST COMPANY, as Trustee

By:	/s/ Emilia Gazzuolo
Name: Emilia Gazzuolo
Title: Assistant Vice President

Signature Page – Supplemental Indenture—No. 37

Exhibit A to

Supplemental Indenture

{Face of Note}

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY. TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTIONS 2.6 AND 2.13 OF THE INITIAL INDENTURE AND SECTION 2.8 OF THE SUPPLEMENTAL INDENTURE.1

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY SUCH NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.2

[1]	Include this legend on any Global Security.
[2]	Include this legend on any Global Security issued to Cede & Co. as nominee of The Depository Trust Company.

CONSTELLATION BRANDS, INC.

4.850% SENIOR NOTE DUE 2031

CUSIP NO. 21036P BU1

No. [ ]	$[ ]

CONSTELLATION BRANDS, INC., a Delaware corporation (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO. or registered assigns, the principal sum of [    ] United States Dollars on May 6, 2031, at the office or agency of the Company referred to below, and to pay interest thereon from May 6, 2026 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on May 6 and November 6 of each year, commencing November 6, 2026, at the rate of 4.850% per annum, in United States Dollars, until the principal hereof is paid or duly provided for. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the regular record date for such interest, which shall be April 21 or October 22 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid, or duly provided for, and interest on such defaulted interest at the interest rate borne by the Notes, to the extent lawful, shall forthwith cease to be payable to the Holder on such regular record date, and may be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 15 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of, premium, if any, and interest on this Note will be made at the office or agency of the Company maintained for that purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company, (i) in the case of a Global Security, by wire or book entry transfer to The Depository Trust Company or its nominee, or (ii) in all other cases, by check mailed to the address of the Person entitled thereto as such address shall appear on the security register.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof or by the authenticating agent appointed as provided in the Initial Indenture by manual signature, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by the manual or facsimile signature of its authorized officer.

Dated:

CONSTELLATION BRANDS, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the 4.850% Senior Notes due 2031 referred to in the within-mentioned Indenture.

As Trustee, MANUFACTURERS AND TRADERS TRUST COMPANY

By:
Authorized Signatory

{Reverse of Note}

CONSTELLATION BRANDS, INC.

4.850% SENIOR NOTE DUE 2031

This Note is one of a duly authorized issue of Notes of the Company designated as its 4.850% Senior Notes due 2031 (herein called the “Notes”), issued under an Indenture dated as of April 17, 2012, between the Company and Manufacturers and Traders Trust Company (the “Trustee,” which term includes any successor Trustee under the Indenture (as defined)) (the “Initial Indenture”), as supplemented by Supplemental Indenture No. 1 dated as of April 17, 2012 (the “First Supplemental Indenture”), Supplemental Indenture No. 2 dated as of August 14, 2012 (the “Second Supplemental Indenture”), Supplemental Indenture No. 3 dated as of May 14, 2013 (the “Third Supplemental Indenture”), Supplemental Indenture No. 4 dated as of May 14, 2013 (the “Fourth Supplemental Indenture”), Supplemental Indenture No. 5 dated as of June 7, 2013 (the “Fifth Supplemental Indenture”), Supplemental Indenture No. 6 dated as of May 28, 2014 (the “Sixth Supplemental Indenture”), Supplemental Indenture No. 7 dated as of November 3, 2014 (the “Seventh Supplemental Indenture”), Supplemental Indenture No. 8 dated as of November 3, 2014 (the “Eighth Supplemental Indenture”), Supplemental Indenture No. 9 dated as of December 4, 2015 (the “Ninth Supplemental Indenture”), Supplemental Indenture No. 10 dated as of January 15, 2016 (the “Tenth Supplemental Indenture”), Supplemental Indenture No. 11 dated as of December 6, 2016 (the “Eleventh Supplemental Indenture”), Supplemental Indenture No. 12 dated as of May 9, 2017 (the “Twelfth Supplemental Indenture”), Supplemental Indenture No. 13 dated as of May 9, 2017 (the “Thirteenth Supplemental Indenture”), Supplemental Indenture No. 14 dated as of May 9, 2017 (the “Fourteenth Supplemental Indenture”), Supplemental Indenture No. 15 dated as of November 7, 2017 (the “Fifteenth Supplemental Indenture”), Supplemental Indenture No. 16 dated as of November 7, 2017 (the “Sixteenth Supplemental Indenture”), Supplemental Indenture No. 17 dated as of November 7, 2017 (the “Seventeenth Supplemental Indenture”), Supplemental Indenture No. 18 dated as of February 7, 2018 (the “Eighteenth Supplemental Indenture”), Supplemental Indenture No. 19 dated as of February 7, 2018 (the “Nineteenth Supplemental Indenture”), Supplemental Indenture No. 20 dated as of February 7, 2018 (the “Twentieth Supplemental Indenture”), Supplemental Indenture No. 21 dated as of October 29, 2018 (the “Twenty-First Supplemental Indenture”), Supplemental Indenture No. 22 dated as of October 29, 2018 (the “Twenty-Second Supplemental Indenture”), Supplemental Indenture No. 23 dated as of October 29, 2018 (the “Twenty-Third Supplemental Indenture”), Supplemental Indenture No. 24 dated as of October 29, 2018 (the “Twenty-Fourth Supplemental Indenture”), Supplemental Indenture No. 25 dated as of July 29, 2019 (the “Twenty-Fifth Supplemental Indenture”), Supplemental Indenture No. 26 dated as of April 27, 2020 (the “Twenty-Sixth Supplemental Indenture”), Supplemental Indenture No. 27 dated as of April 27, 2020 (the “Twenty-Seventh Supplemental Indenture”), Supplemental Indenture No. 28 dated as of July 26, 2021 (the “Twenty-Eighth Supplemental Indenture”), Supplemental Indenture No. 29 dated as of May 9, 2022 (the “Twenty-Ninth Supplemental Indenture”), Supplemental Indenture No. 30 dated as of May 9, 2022 (the “Thirtieth Supplemental Indenture”), Supplemental Indenture No. 31, dated as of May 9, 2022 (the “Thirty-First Supplemental Indenture”), Supplemental Indenture No. 32, dated as of February 2, 2023 (the “Thirty-Second Supplemental Indenture”), Supplemental Indenture No. 33, dated as of May 1, 2023 (the “Thirty-Third Supplemental Indenture”), Supplemental Indenture No. 34, dated as of

January 11, 2024 (the “Thirty-Fourth Supplemental Indenture”), Supplemental Indenture No. 35, dated as of May 1, 2025 (the “Thirty-Fifth Supplemental Indenture”), Supplemental Indenture No. 36, dated as of October 17, 2025 (the “Thirty-Sixth Supplemental Indenture”) and Supplemental Indenture No. 37, dated as of May 6, 2026 (the “Thirty-Seventh Supplemental Indenture”) and, together with the Initial Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture, the Twelfth Supplemental Indenture, the Thirteenth Supplemental Indenture, the Fourteenth Supplemental Indenture, the Fifteenth Supplemental Indenture, the Sixteenth Supplemental Indenture, the Seventeenth Supplemental Indenture, the Eighteenth Supplemental Indenture, the Nineteenth Supplemental Indenture, the Twentieth Supplemental Indenture, the Twenty-First Supplemental Indenture, the Twenty-Second Supplemental Indenture, the Twenty-Third Supplemental Indenture, the Twenty-Fourth Supplemental Indenture, the Twenty-Fifth Supplemental Indenture, the Twenty-Sixth Supplemental Indenture, the Twenty-Seventh Supplemental Indenture, the Twenty-Eighth Supplemental Indenture, the Twenty-Ninth Supplemental Indenture, the Thirtieth Supplemental Indenture, the Thirty-First Supplemental Indenture, the Thirty-Second Supplement Indenture, the Thirty-Third Supplemental Indenture, the Thirty-Fourth Supplemental Indenture, the Thirty-Fifth Supplemental Indenture, and the Thirty-Sixth Supplemental Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered.

The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness on the Notes or (b) certain restrictive covenants and related Defaults and Events of Default, in each case upon compliance with certain conditions set forth therein.

Prior to April 6, 2031, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (i) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on April 6, 2031) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (ii) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after April 6, 2031, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Upon the occurrence of a Change of Control Triggering Event, each Holder may require the Company to repurchase all or a portion of such Holder’s Notes (equal to $2,000 or an integral multiple of $1,000 in excess thereof), at a purchase price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

In the case of any redemption or repurchase of Notes in accordance with the Indenture, interest installments whose Stated Maturity is on or prior to the redemption date will be available to the Holders of such Notes of record as of the close of business on the relevant regular record date referred to on the face hereof. Notes (or portions thereof) for whose redemption and payment provision is made in accordance with the Indenture shall cease to bear interest from and after the date of redemption.

In the event of redemption or repurchase of this Note in accordance with the Indenture in part only, a new Note or Notes for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

If an Event of Default shall occur and be continuing, the principal amount of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions (including certain amendments permitted without the consent of any Holders) as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders under the Indenture and the Notes at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes at the time Outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and the Notes and their consequences. Any such consent or waiver by or on behalf of the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company or any other obligor on the Notes (in the event such other obligor is obligated to make payments in respect of the Notes), which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the times, place, and rate, and in the coin or currency, herein prescribed.

If this Note is in certificated form, then as provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable on the security register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company maintained for such purpose in the United States of America or at such other office or agency of the Company as may be maintained for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the security registrar designated in accordance with Section 4.2 of the Initial Indenture duly executed by, the Holder hereof or its attorney duly authorized in writing, and thereupon one or more new

Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

If this Note is a Global Security, it is exchangeable for a Note in certificated form as provided in the Indenture and in accordance with the rules and procedures of the Trustee and the Depositary. In addition, certificated securities shall be transferred to all beneficial holders in exchange for their beneficial interests in the Global Security if (x) the Depositary notifies the Company that it is unwilling or unable to continue as depository for the Global Security and a successor depository is not appointed by the Company within 90 days, (y) the Company decides to discontinue use of the system of book-entry-only transfers through the Depository (or a successor securities depository) or (z) there shall have occurred and be continuing an Event of Default and any security registrar designated in accordance with Section 4.2 of the Initial Indenture has received a request from the Depositary. Upon any such issuance, the Trustee is required to register such certificated Notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof).

The Notes in certificated form are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to and at the time of due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any agent shall be affected by notice to the contrary.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

All terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

FORM OF TRANSFER NOTICE

I or we assign and transfer this Note to:

Please insert social security or other identifying number of assignee

Print or type name, address and zip code of assignee and irrevocably appoint

(Agent), to transfer this Note on the books of the Company. The Agent may substitute another to act for him.

Dated	Signed

(Sign exactly as name appears on the other side of this Note)

{Signature must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved guarantee medallion program pursuant to Securities and Exchange Commission Rule 17 Ad-15}

A-10